                                Exhibit 99.1

CIRCOR International Provides Preliminary Fourth-Quarter and
Full-Year 2022 Orders Expectations Ahead of Investor Conference Presentation
•Strong 4Q orders growth of 13% reported, 19% organic
•Company to Participate in Fireside Chat at the Gabelli Funds 33rd Annual Pump, Valve, & Water Systems Symposium on Thursday, February 23

Burlington, Mass., February 22, 2023
CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR” or the “Company”), one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets, today announced preliminary orders for the fourth quarter and full year ended December 31, 2022.

CIRCOR anticipates fourth-quarter 2022 orders of $248.8 million, representing an increase of 13% on a reported basis from the same period in 2021 and 19% higher on an organic basis. For 2022, the Company expects orders of $907.2 million, an increase of 7% as reported and 12% higher on an organic basis.
“Full year organic orders growth of 12% is driven by strong contributions from both segments,” said Tony Najjar, CIRCOR’s President and Chief Executive Officer. “In our Aerospace & Defense segment, we benefited from value pricing, growth in medical and hydrogen, Navy, defense Aerospace, new products, and ongoing commercial aerospace recovery. In our Industrial segment, full-year organic orders growth was driven by value pricing, downstream, and aftermarket.”

Aerospace & Defense (A&D) segment orders are expected to be $70.8 million for the fourth quarter of 2022, down 4% as reported and down 1% on an organic basis. Orders growth in commercial aerospace and Navy was offset by timing of a large medical order in the prior period. For full year 2022, CIRCOR expects A&D orders of $308.2 million, an increase of 21% as reported and 24% higher on an organic basis. Industrial segment orders are expected to be $178.1 million for the fourth quarter of 2022, up 22% on a reported basis and 29% higher on an organic basis, primarily driven by value pricing, pumps aftermarket and downstream. For full year 2022, the Company expects Industrial orders of $599.0 million, an increase of 1% as reported and 7% higher organically.

Gabelli Symposium Webcast
Mr. Najjar and Chief Financial Officer AJ Sharma will participate in an analyst-hosted discussion at the Gabelli Funds 33rd Annual Pump, Valve, & Water Systems Symposium starting at 11:30 a.m. ET on Thursday, February 23. A live audio webcast of the conversation can be accessed on the Events &

Presentations page of CIRCOR’s investor relations website, https://investors.circor.com/ and on the Symposium’s webinar registration page.

CIRCOR plans to announce its fourth-quarter and full-year 2022 results on Wednesday, March 15, 2023.

Strategic Review
Related to the Company’s previously announced review of strategic alternatives, CIRCOR’s Board of Directors, supported by external advisors and the management team, continues to progress with the review. Through its external advisors, the Board is in dialogue with a number of parties that have expressed interest in acquiring all or parts of the Company.

About CIRCOR International, Inc.
CIRCOR International is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including with respect to the Company’s expectations for its performance in the fourth quarter and full year 2022 or relating to the Company’s strategic review are forward-looking statements. Actual results may differ materially from the expectations the Company describes in its forward-looking statements. Substantial reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Important factors that could cause actual results to differ materially from expectations include, but are not limited to, the Company’s ability to achieve expected results in pricing and cost out actions and the related impact on margins and cash flow; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the remediation of the material weaknesses in the Company’s internal control over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the timing and outcome, if any, of the Company’s strategic alternatives review; the impact on the Company of the situation in Russia and Ukraine; uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of the COVID-19 pandemic, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters and the risks detailed from time to time in the Company’s periodic reports filed with the SEC. Before making any investment decisions regarding CIRCOR, the Company strongly advises you to read the section entitled “Risk Factors” in its 2021 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, which can be accessed under the “Investors” link of the Company’s website at

www.circor.com. These forward-looking statements are made as of the date of the presentation, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

4Q'22 and FY'22 Expected Orders and Organic Orders

	CIRCOR			Aerospace & Defense			Industrial
	4Q 22	4Q 21	Var %	4Q 22	4Q 21	Var %	4Q 22	4Q 21	Var %
Orders[1]	$248,847	$219,964	13%	$70,778	$73,898	-4%	$178,069	$146,065	22%
Divestitures	-	-		-	-		-	-
FX	13,096			2,263			10,832
Organic[2]	$261,943	$219,964	19%	$73,041	$73,898	-1%	$188,902	$146,065	29%

	CIRCOR			Aerospace & Defense			Industrial
	FY 22	FY 21	Var %	FY 22	FY 21	Var %	FY 22	FY 21	Var %
Orders	$907,221	$850,578	7%	$308,207	$255,168	21%	$599,014	$595,410	1%
Divestitures	-	-		-	-		-	-
FX	49,518			9,241			40,277
Organic	$956,739	$850,578	12%	$317,448	$255,168	24%	$639,291	$595,410	7%

1 The Company defines Orders, an operating measure, as a legally binding agreement from an authorized individual at a customer requesting CIRCOR to provide goods and/or services at a fixed or determinable price and CIRCOR is capable of providing such goods and services, when the terms and conditions are firm enough to assure subsequent payment by the customer. The Company uses the measure of Orders to provide a leading indicator of current business demand from customers for products and services.
2 Due to the significance of recently sold or exited businesses and to provide a comparison of changes in Orders, the Company also discusses these changes on an “organic” basis. Organic is calculated assuming the divestitures and/or exited businesses completed prior to December 31, 2022, were completed on January 1, 2021, and excluding the impact of changes in foreign currency exchange rates.

Contact:
Scott Solomon
Senior Vice President
Sharon Merrill Associates, Inc.
(857) 383-2409